ADDENDUM TO LICENCE AGREEMENT DATED August 20th, 2021 ("the Agreement")

This addendum ("Addendum") is entered into this 16th day of February, 2022 by and between Adhera Therapeutics Inc. (hereinafter "Adhera") and Melior Pharmaceuticals I, Inc. ("Melior"). This Addendum is entered into to modify the License Agreement between Adhera and Melior dated August 20th, 2021 ("Agreement").

The Agreement shall be amended as follows:

1. The Agreement was due to terminate February 16th, 2022 pursuant to Section 16.7. Both Adhera and Melior have agreed to extend the term of Section 16.7 of the Agreement by an additional 120 days, to June 16, 2022.
2. During this period, Adhera must make best efforts to secure a Nasdaq stock exchange up-listing.
3. During this period, Adhera must have secured, or be in final negotiations with identified investors related to the aforementioned NASDAQ up-listing to secure, the total cost for completing a phase 2 clinical trial, as exemplified by the proposal that Adhera received from PPD Biotech on November 18, 2021 for conducting such study, inclusive of direct and indirect costs and inclusive of all pass-through costs.
4. During this period, Adhera must have employed a Chief Scientific Officer who has pre-existing familiarity with both MLR-1023 and MLR-1019.
5. During this period, Adhera will not in-license any additional assets other than those which it has already in-licensed (MLR-1023 and MLR-1019), with the exception of a CD-71 targeted therapy for cancer, and the Proscavax cancer vaccine. Adhera will not initiate or fund any discovery or development studies related to the aforementioned drug candidates during this period.
6. Within 20 days of closing the bridge financing currently being pursued, Adhera must engage with PPD (or other Contract Research Organization) and begin planning and other preparatory work so as to commence the phase 2 clinical trial timely.

Both Parties agree to work diligently and in good faith in order to fulfill the requirements of the original agreement.

ACCEPTED AND AGREED:

Adhera Therapeutics INC.

By: ______________________

Name: Andrew Kucharchuk

Title: President and CEO

Melior Pharmaceuticals I, INC.

By: ______________________________

Name: Andrew Reaume

Title: President & CEO